Exhibit 99.1

Kona Grill Announces Marcus Jundt Assumes Full CEO Responsibilities

SCOTTSDALE, AZ – January 10, 2019 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that Steve Schussler resigned as Co-Chief Executive Officer and the Board of Directors to focus on his ongoing commitments to his existing restaurant concepts developed through Schussler Creative, Inc. Marcus Jundt will remain as the Company’s Chief Executive Officer.

“I have enjoyed my years of service as a director of Kona Grill and enjoyed working with Marcus Jundt as Co-CEO in helping revitalize the Kona Grill brand. As a founder of Kona Grill, Marcus is committed to the Company’s success and I wish he and the Kona Grill team the best,” said Steve Schussler.

“Steve Schussler’s creativity and attention to customer service has been a valuable asset to Kona Grill through his service as both a director and officer. We are sad to see him leave, but understand the commitments that he has to his existing restaurants,” said Marcus Jundt, Chief Executive Officer.

About Kona Grill
Kona Grill features contemporary American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. Kona Grill owns and operates over 40 restaurants, guided by a passion for quality food and exceptional service. Restaurants are located in 22 states and Puerto Rico. Additionally, Kona Grill has two restaurants that operate under a franchise agreement in Dubai, United Arab Emirates, and Vaughan, Canada. For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Kona Grill, Inc.
Christi Hing, Chief Financial Officer
(480) 922-8100
investorrelations@konagrill.com